Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Scot Jafroodi
Vice President,
Chief Financial Officer and Treasurer
Insteel Industries Inc.
(336) 786-2141

INSTEEL INDUSTRIES REPORTS SECOND QUARTER 2023 RESULTS

MOUNT AIRY, N.C., April 20, 2023 – Insteel Industries Inc. (NYSE: IIIN) today announced financial results for its second quarter ended April 1, 2023.

Second Quarter 2023 Results

Net earnings for the second quarter of fiscal 2023 decreased to $5.1 million, or $0.26 per share, from $39.0 million, or $1.99 per diluted share, in the same period a year ago. Earnings for the second quarter were unfavorably impacted by narrower spreads between selling prices and raw material costs, lower shipments and higher manufacturing costs relative to the prior year quarter.

Net sales decreased 25.4% to $159.1 million from $213.2 million in the prior year quarter, driven by customer destocking activities following a protracted period of supply constraints and uncertainty that resulted in inventory accumulation throughout the supply chain. Average selling prices decreased 14.5% and shipments declined by 12.8%. Shipments for the current year quarter were also negatively affected by usual winter weather conditions in several of Insteel’s markets, which impeded construction activity. On a sequential basis, average selling prices decreased 9.4% from the first quarter while shipments increased 5.2% due to the normal seasonal demand upturn.

Gross profit decreased to $13.3 million from $57.1 million in the prior quarter, and gross margin narrowed to 8.3% from 26.8% due to lower spreads between selling prices and raw material costs together with reduced shipments and higher operating costs that reflect lower production volumes and general inflationary trends. The spread compression was driven by the consumption of higher cost inventory purchased in prior periods, together with competitive pricing pressures.

Operating activities generated $46.6 million of cash during the quarter compared with $6.3 million in the prior year quarter due to the relative changes in net working capital. Net working capital provided $39.7 million in the current year quarter, driven by the reduction in inventories and receivables, while using $32.6 million of cash in the prior year quarter.

Six Month 2023 Results

Net earnings for the first six months of fiscal 2023 were $16.2 million, or $0.83 per share, compared with $62.1 million, or $3.17 per diluted share, for the same period a year ago. Earnings for the current year period benefited from a $3.3 million, or $0.13 per share, gain on the sale of property, plant and equipment.

Net sales decreased to $326.0 million from $391.7 million for the prior year period, driven by an 11.4% decrease in shipments and a 6.0% decrease in average selling prices. Gross profit decreased to $31.0 million from $99.4 million in the same period a year ago, and gross margin narrowed to 9.5% from 25.4% due to lower spreads, reduced shipments and higher operating costs.

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1373 BOGGS DRIVE, MOUNT AIRY, NC 27030/PHONE: (336) 786-2141/FAX: (336) 786-2144
WWW.INSTEEL.COM

Operating activities generated $79.6 million of cash compared with $20.1 million in the prior year period due to the relative net change in net working capital. Net working capital provided $57.5 million in the current year, driven by the reduction in inventories and receivables, while using $54.0 million of cash in the prior year period.

Capital Allocation and Liquidity

Capital expenditures for the first six months of fiscal 2023 increased to $15.4 million from $8.6 million for the prior year period. Capital outlays for fiscal 2023 are expected to total up to approximately $30.0 million, primarily focused on expenditures to advance the growth of the engineered structural mesh business and to support cost and productivity improvement initiatives in addition to recurring maintenance needs.

Insteel ended the quarter debt-free with $80.2 million of cash and no borrowings outstanding on its $100.0 million revolving credit facility.

Outlook

“The sharp downward reset in steel prices, together with concerted customer destocking activities, was painful for Insteel. Fortunately, we believe these headwinds have nearly run their course, and we are encouraged by the outlook for shipment volumes and margins as we enter the second half of fiscal 2023,” commented H. O. Woltz III, Insteel’s President and CEO. “We are also pleased to see strong activity in private nonresidential construction markets, the primary demand driver for our products, as well as indications that the housing market is recovering and its downturn may be less severe than we feared. All things considered, we expect 2023 to be a good year for the Company, despite a difficult start.”

Woltz continued, “Up to this point, there has been little tangible impact on our business from the Infrastructure Investment and Jobs Act, although we expect this federal spending to stimulate demand in infrastructure markets over the coming months. During the quarter, we made considerable progress toward completing several capital projects focused on broadening our product offering, expanding our capacity and reducing operating costs. We expect increasing contributions from these investments over the remainder of the year.”

Conference Call

Insteel will hold a conference call at 10:00 a.m. ET today to discuss its second quarter financial results. A live webcast of this call can be accessed on Insteel’s website at https://investor.insteel.com and will be archived for replay until the next quarterly conference call.

About Insteel

Insteel is the nation’s largest manufacturer of steel wire reinforcing products for concrete construction applications. Insteel manufactures and markets prestressed concrete strand and welded wire reinforcement, including engineered structural mesh, concrete pipe reinforcement and standard welded wire reinforcement. Insteel’s products are sold primarily to manufacturers of concrete products and concrete contractors for use, primarily, in nonresidential construction applications. Headquartered in Mount Airy, North Carolina, Insteel operates ten manufacturing facilities located in the United States.

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Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. When used in this news release, the words “believes,” “anticipates,” “expects,” “estimates,” “appears,” “plans,” “intends,” “may,” “should,” “could” and similar expressions are intended to identify forward-looking statements. Although we believe that our plans, intentions, and expectations reflected in or suggested by such forward-looking statements are reasonable, they are subject to a number of risks and uncertainties, and we can provide no assurances that such plans, intentions or expectations will be implemented or achieved. Many of these risks and uncertainties are discussed in detail and are updated from time to time in our filings with the U.S. Securities and Exchange Commission (the “SEC”), in particular in our Annual Report on Form 10-K for the year ended October 1, 2022.

All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. All forward-looking statements speak only to the respective dates on which such statements are made, and we do not undertake any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, except as may be required by law.

It is not possible to anticipate and list all risks and uncertainties that may affect our future operations or financial performance; however, they include, but are not limited to, the following: the impact of COVID-19 on the economy, demand for our products and our operations, including the measures taken by governmental authorities to address it, which may precipitate or exacerbate other risks and/or uncertainties; general economic and competitive conditions in the markets in which we operate; changes in the spending levels for nonresidential and residential construction and the impact on demand for our products; changes in the amount and duration of transportation funding provided by federal, state and local governments and the impact on spending for infrastructure construction and demand for our products; the cyclical nature of the steel and building material industries; credit market conditions and the relative availability of financing for us, our customers and the construction industry as a whole; fluctuations in the cost and availability of our primary raw material, hot-rolled steel wire rod, from domestic and foreign suppliers; competitive pricing pressures and our ability to raise selling prices in order to recover increases in raw material or operating costs; changes in United States or foreign trade policy affecting imports or exports of steel wire rod or our products; unanticipated changes in customer demand, order patterns and inventory levels; the impact of fluctuations in demand and capacity utilization levels on our unit manufacturing costs; our ability to further develop the market for Engineered Structural Mesh (“ESM”) and expand our shipments of ESM; legal, environmental, economic or regulatory developments that significantly impact our business or operating costs; unanticipated plant outages, equipment failures or labor difficulties; and the “Risk Factors” discussed in our Annual Report on Form 10-K for the year ended October 1, 2022 and in other filings made by us with the SEC.

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INSTEEL INDUSTRIES INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except for per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	April 1,	April 2,	April 1,	April 2,
	2023	2022	2023	2022

Net sales	$159,051	$213,209	$325,950	$391,668
Cost of sales	145,789	156,140	294,902	292,235
Gross profit	13,262	57,069	31,048	99,433
Selling, general and administrative expense	7,506	7,202	14,632	19,483
Restructuring recoveries, net	-	(365)	-	(318)
Other income, net	(57)	(11)	(3,399)	(16)
Interest expense	23	23	47	45
Interest income	(747)	(10)	(1,187)	(24)
Earnings before income taxes	6,537	50,230	20,955	80,263
Income taxes	1,436	11,213	4,731	18,117
Net earnings	$5,101	$39,017	$16,224	$62,146

Net earnings per share:
Basic	$0.26	$2.00	$0.83	$3.19
Diluted	0.26	1.99	0.83	3.17

Weighted average shares outstanding:
Basic	19,503	19,492	19,514	19,487
Diluted	19,562	19,623	19,573	19,615

Cash dividends declared per share	$0.03	$0.03	$2.06	$2.06

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INSTEEL INDUSTRIES INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	(Unaudited)			(Unaudited)
	April 1,	December 31,	October 1,	April 2,
	2023	2022	2022	2022
Assets
Current assets:
Cash and cash equivalents	$80,156	$42,638	$48,316	$69,725
Accounts receivable, net	65,874	68,789	81,646	80,690
Inventories	136,492	171,185	197,654	127,049
Other current assets	5,357	5,599	7,716	5,340
Total current assets	287,879	288,211	335,332	282,804
Property, plant and equipment, net	111,946	107,178	108,156	107,159
Intangibles, net	6,465	6,653	6,847	7,256
Goodwill	9,745	9,745	9,745	9,745
Other assets	12,189	11,969	11,665	13,594
Total assets	$428,224	$423,756	$471,745	$420,558

Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$36,936	$30,801	$46,796	$58,459
Accrued expenses	8,153	14,112	15,800	15,357
Total current liabilities	45,089	44,913	62,596	73,816
Long-term debt	-	-	-	-
Other liabilities	18,157	18,169	19,405	21,595
Commitments and contingencies
Shareholders' equity:
Common stock	19,441	19,451	19,478	19,439
Additional paid-in capital	82,708	82,082	81,997	79,613
Retained earnings	263,806	260,118	289,246	228,537
Accumulated other comprehensive loss	(977)	(977)	(977)	(2,442)
Total shareholders' equity	364,978	360,674	389,744	325,147
Total liabilities and shareholders' equity	$428,224	$423,756	$471,745	$420,558

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INSTEEL INDUSTRIES INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	April 1,	April 2,	April 1,	April 2,
	2023	2022	2023	2022
Cash Flows From Operating Activities:
Net earnings	$5,101	$39,017	$16,224	$62,146
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	3,223	3,640	6,573	7,345
Amortization of capitalized financing costs	16	16	32	33
Stock-based compensation expense	983	830	1,113	1,102
Deferred income taxes	(101)	1,100	(1,479)	1,116
Gain on sale of property, plant and equipment and assets held for sale	-	(622)	(3,324)	(608)
Gain from life insurance proceeds	-	(364)	-	(364)
Increase in cash surrender value of life insurance policies over premiums paid	(369)	-	(732)	-
Net changes in assets and liabilities:
Accounts receivable, net	2,915	(7,128)	15,772	(12,773)
Inventories	34,693	(45,491)	61,162	(48,000)
Accounts payable and accrued expenses	2,069	20,036	(19,451)	6,805
Other changes	(1,965)	(4,715)	3,681	3,264
Total adjustments	41,464	(32,698)	63,347	(42,080)
Net cash provided by operating activities	46,565	6,319	79,571	20,066

Cash Flows From Investing Activities:
Capital expenditures	(7,200)	(7,779)	(15,400)	(8,617)
(Increase) decrease in cash surrender value of life insurance policies	(246)	459	(327)	35
Proceeds from sale of assets held for sale	-	6,928	-	6,934
Proceeds from sale of property, plant and equipment	-	-	9,920	-
Proceeds from life insurance claims	-	1,456	-	1,456
Proceeds from surrender of life insurance policies	343	42	343	106
Net cash (used for) provided by investing activities	(7,103)	1,106	(5,464)	(86)

Cash Flows From Financing Activities:
Proceeds from long-term debt	75	88	142	133
Principal payments on long-term debt	(75)	(88)	(142)	(133)
Cash dividends paid	(584)	(583)	(40,085)	(39,993)
Payment of employee tax withholdings related to net share transactions	(187)	(137)	(187)	(192)
Cash received from exercise of stock options	-	-	94	46
Financing costs	(164)	-	(164)	-
Repurchases of common stock	(1,009)	-	(1,925)	-
Net cash used for financing activities	(1,944)	(720)	(42,267)	(40,139)

Net increase (decrease) in cash and cash equivalents	37,518	6,705	31,840	(20,159)
Cash and cash equivalents at beginning of period	42,638	63,020	48,316	89,884
Cash and cash equivalents at end of period	$80,156	$69,725	$80,156	$69,725

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Income taxes, net	$3,945	$17,970	$4,132	$18,053
Non-cash investing and financing activities:
Purchases of property, plant and equipment in accounts payable	2,123	372	2,123	372
Restricted stock units and stock options surrendered for withholding taxes payable	187	137	187	192

IIIN – E

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